Exhibit 21

INTERSIL CORPORATION

SUBSIDIARIES OF REGISTRANT

AS OF JANUARY 01, 2010

Subsidiary Name	State or Other Jurisdiction of Incorporation
U.S.
Intersil Communications, Inc.	Delaware
Elantec Semiconductor, Inc.	Delaware
Intersil Americas Inc.	Delaware
Intersil Investment Company	Delaware
Xicor LLC Poweready, Inc. Analog Integration Partners, LLC Planet ATE, Inc. D2Audio Corporation Kenet, Inc. Zilker Labs, Inc.	Delaware Delaware California California Delaware Delaware Delaware
Intersil Swiss Holding Sarl**	Delaware/Switzerland
Quellan, Inc.	Delaware
Quellan International, Inc.	Delaware
Asia
Intersil China Limited	Hong Kong, PRC
Intersil K. K.	Japan
Intersil YH	Korea
Intersil Services Company Sdn. Bhd.	Malaysia
Intersil Pte. Ltd.	Singapore
Intersil Ltd. Intersil Analog Services Pvt. Ltd.	Taiwan India
Intersil International Operations Sdn. Bhd.	Malaysia
Intersil China Holding Limited	Hong Kong
Intersil (Wuhan) Company Ltd.	PRC
Europe
Intersil S.A.	Belgium
Intersil GmbH	Germany
Intersil Srl	Italy
Intersil Holding GmbH	Switzerland
Intersil Europe Sarl	Switzerland
Xicor, GmbH	Germany
Intersil Swiss Holding Sarl	Switzerland/Delaware

**	Dual incorporation